EXHIBIT 16

Pursuant to Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), issuers that are operators, or that have a subsidiary that is an operator, of a coal or other mine in the United States, and that is subject to regulation by the Federal Mine Safety and Health Administration (“MSHA”) under the Mine Safety and Health Act of 1977 (the “Mine Act”), are required to disclose in their periodic reports filed with the SEC information regarding specified health and safety violations, orders and citations, related assessments and legal actions, and mining-related fatalities. During the fiscal year ended December 31, 2013, following the acquisition of the mine, the rights to mine and the prep plant, we had a subsidiary that is considered an operator in the United States and subject to regulation by the MSHA under the Mine Act.

With respect to the information required under Item 16 of the Annual Report on Form 20-F, to the Company’s knowledge, the required disclosures to be made with respect to the Viking Mine is as follows:

(a) (i) There were a total of 120 violations under section 104 of the Mine Act for which the operator received a citation from the MSHA.

(ii) There were no orders issued under section 104(b) of the Mine Act.

(iii) There were a total of eleven citations and orders under section 104(d) of the Mine Act.

(iv) The were no flagrant violations under section 110(b)(2) of the Mine Act.

(v) The were no orders issued under section 107(a) of the Mine Act.

(vi) The total proposed assessments were approximately $51,000 from the MSHA under the Mine Act.

(vii) There were no mining-related fatalities.

(b) The Company did not receive written notice from the MSHA of a pattern, or a potential to have a pattern, of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety hazards under section 104(e) of the Mine Act

(c) There are no pending legal actions before the MSHA Review.

With respect to the information required under Item 16 of the Annual Report on Form 20-F, to our knowledge, there are no required disclosures to be made with respect to the Five Mile Mine and the Viking Mine.